                                                                    EXHIBIT 99.1


[CAL DIVE LOGO]                                                    PRESS RELEASE
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    Cal Dive International, Inc. o 400 N. Sam Houston Parkway E., Suite 400
          o Houston, TX 77060-3500 o 281-618-0400 o Fax: 281-618-0505


FOR IMMEDIATE RELEASE                                                     02-019

                                                            CONTACT:  JIM NELSON
DATE: AUGUST 1, 2002                                       TITLE:  VICE CHAIRMAN

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              CAL DIVE REPORTS SECOND QUARTER EARNINGS OF 21 CENTS

HOUSTON, TX - Cal Dive International, Inc. (Nasdaq: CDIS) reported second quarter 2002 net income of $7.2 million or 21 cents per diluted share. Included in earnings per share is a 2 cent gain from a foreign currency hedge related to the purchase of the Coflexip Well Operations Business Unit. In the prior year period the Company earned $7.5 million or 23 cents per share. Revenues of $72.3 million increased by 48% as the introduction of new Deepwater vessels and robotics increased Subsea and Salvage Contracting revenues by 83% over the second quarter of 2001. Oil and gas sales declined $3.6 million or 22% from the year ago quarter due entirely to lower commodity prices.

Owen Kratz, Chairman and Chief Executive Officer of Cal Dive, stated, "We were pleased with market acceptance of the three DP vessels introduced to the market during the quarter: the Q4000 and Intrepid, two new vessels capable of performing construction and well intervention tasks in 10,000 feet of water, and the upgraded Eclipse, a 400-foot mono-hull construction vessel."

"Looking ahead, the uncertainty in the energy markets suggests we are early with these assets and that a significant acceleration in the demand for Deepwater construction services will not occur until late next year. Our growth strategy focuses upon positioning for well operations and the life-of-field services targeted by the Q4000 and the newly acquired Coflexip Well Operations Business Unit. We also continue to aggressively pursue the acquisition of mature oil and gas properties which provide a base of cash flow and earnings as a hedge to the cyclicality of the offshore construction markets. The $87 million equity offer completed in the second quarter provided the funding for this expansion strategy while holding the debt to total capitalization ratio at 40%."

Six month revenues of $126.2 million were $19 million or 18% above the prior year period as the addition of the new Deepwater assets increased Subsea and Salvage Contracting revenues by $40.2 million or 63%. Oil and gas revenues of $22.2 million declined nearly 50% due to a 38% reduction in commodity prices and a 19% decline in production volumes. First half earnings of $10.2 million compare to $18.3 million in the same period of a year ago. Diluted earnings per share were 30 cents versus 55 cents in the year ago period.

Cal Dive International, Inc., headquartered in Houston, TX, is an energy service company specializing in well operations and subsea construction. CDI operates a fleet of technically advanced marine construction vessels and robotics and conducts salvage operations in the Gulf of Mexico. Energy Resource Technology, Inc., a wholly owned subsidiary, acquires and operates mature and non-core offshore oil and gas properties.

                                                                        APPENDIX

                   DISCLOSURE OF THIRD QUARTER 2002 ESTIMATES

This narrative sets forth current estimates of operating and financial data for the quarter ending September 30, 2002. All of the assumptions upon which these estimates are based constitute FORWARD LOOKING STATEMENTS within the meaning of
Section 27 A of the Securities Act of 1933, Section 21 E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Although we believe that these forward looking statements are based on reasonable assumptions, a number of factors could affect the future results of the Company or the offshore oilfield industry generally, and could cause actual results to differ materially from those estimated. Those factors are set forth in more detail in our Form 10-K Annual Report filed with the Securities and Exchange Commission, to which the reader is referred.

THIRD QUARTER

      o VESSEL AVAILABILITY: The Q4000 and the Intrepid will be at the dock for a combined 14 weeks completing shipyard construction tasks that were interrupted so the vessels could meet contracted work requirements in Q2. The Uncle John and Mystic Viking will be out of service a combined eight weeks undergoing regulatory class drydock inspections. Work on the Uncle John also includes replacing a main engine and installation of new hubs for the thrusters. The newly acquired Seawell has an existing backlog of North Sea work which is expected to keep the vessel busy most of the quarter. The newly delivered Northern Canyon, a chartered vessel, is bidding low margin work to establish a market presence.

      o CONTRACTING REVENUES: Range from $55 million to $60 million. The addition of the Seawell and the seasonal improvement of OCS contracting should compensate for a portion of the DP revenue lost while vessels are out of service. We also expect that Canyon Offshore revenues will remain at Q2 levels.

      o COMMODITY PRICES: We have hedged approximately 33% of July and August oil production at an average of $25.87/bbl and 75% of September and October at $26.49/bbl. We also hedged approximately 33% of July and August natural gas production at $3.46/mcf and 75% of September and 50% of October volumes at $2.98.

      o  OIL & GAS PRODUCTION:  3.2 to 3.6 BCFe.

      o MARGINS: Gross profit margins are expected in a range from 23% to 28%, depending in part on natural gas prices in Q3.

      o  SG&A:  Should continue to run between $6.0 million and $6.5 million.

      o  TAX RATE:  35%, consistent with prior quarters.

      o  SHARES OUTSTANDING:  37.5 million to 38.0 million fully diluted shares.

      o EPS: Diluted earnings per share are projected in a range of 22 to 26 cents.

FINANCING UPDATE

The $46 million of cash reflected on the June 30 balance sheet together with amounts drawn on our revolving line of credit were used to complete the $68.5 million acquisition of the Coflexip Well Operations Business Unit on July 2. The other components of our debt at the end of Q2 represent principally $138.5 million drawn on the MARAD loan facility for the Q4000. In addition, we are in the process of converting the Gunnison construction funding to a traditional term loan which will put the associated asset and debt ($22.8 million at June
30) on our balance sheet. The other component of construction financing, a $155 million joint facility with El Paso Energy Partners, is close to being completed. Through June Cal Dive had advanced $12 million for construction in progress on the Marco Polo tension leg platform.

2002 SECOND QUARTER REPORT
                                                                  August 1, 2002

TO OUR SHAREHOLDERS:

A special welcome to those new CDIS shareholders who managed to hang on through a two month rollercoaster ride every bit as exciting as the Serial Thriller at Houston's AstroWorld Amusement Park. We were pleased that 11 of the 15 largest institutional buyers of the 4.0 million shares sold in late May were new to Cal Dive, with the remaining four longtime CDIS investors. The $87 million of net proceeds were quickly deployed to acquire assets less susceptible to the volatility of the offshore construction markets. Specifically, the Coflexip Well Operations Unit and its principal asset, the Seawell, provide life-of-field services in the mature North Sea basin while also expanding the international beachhead established there with Canyon Offshore. We expect that ERT will utilize the balance of the funding from the new equity to significantly increase our base of mature properties on the Outer Continental Shelf. We are writing this letter in what should be the most active period of the GOM construction season, yet very little is happening offshore. Weaker than expected market conditions on several fronts which impact the downstream offshore construction market are causing us to lower current year EPS guidance from a range of 85 cents to 95 cents to 75 cents to 85 cents.

FINANCIAL HIGHLIGHTS

Net income of $7.2 million was a respectable 10% of revenues as the deployment of new Deepwater vessels enabled us to more than double Q1 earnings.

                                         SECOND QUARTER                                 SIX MONTHS
                             ----------------------------------------  ------------------------------------------
                                                            INCREASE                                    INCREASE
                                   2002           2001     (DECREASE)      2002            2001        (DECREASE)
                                   ----           ----     ----------      ----            ----        ----------
REVENUES                      $72,305,000    $48,786,000       48%     $126,233,000    $107,268,000       18%
NET INCOME                      7,214,000      7,546,000       (4%)      10,215,000      18,320,000      (44%)
DILUTED EARNINGS PER SHARE           0.21           0.23       (9%)            0.30            0.55      (45%)


o REVENUES: Adding four Deepwater construction vessels and Canyon robotics provided almost $29 million of incremental contracting revenues. This improvement was offset in part by natural gas and oil revenues declining by $3.6 million from Q2 of 2001.

o MARGINS: 24% represents a 3% sequential increase from Q1 with all of that improvement coming in our contracting businesses. That in no way implies we are satisfied with the 18% margins realized by our Subsea and Salvage segment. We are quite pleased that ERT continues to deliver margins of 50%, which it has demonstrated it can do over the years with a $3.00 natural gas price.

o SG&A: $6.2 million continues at Q1 levels, with the increase over the prior year due to the Canyon acquisition. Overhead was 9% of revenues, down from 10% in Q2 last year.

o OTHER INCOME: With the widening variance between the U.S. dollar and British pound we put in place a foreign currency hedge related to the purchase of the Coflexip Well Operations Business Unit. Recording the gain in the value of this instrument at June 30 added 2 cents to Q2 earnings.

OPERATIONAL HIGHLIGHTS

o DEEPWATER CONTRACTING: 85% utilization is outstanding given the significant capacity added by the introduction of the Q4000, Intrepid and Eclipse. 496 days of utility represents an 80% improvement over Q2 a year ago. The Q4000 had a great quarter generating $8.0 million of revenues and 21% margins. She performed three construction projects in the GOM before spending the balance of the quarter offshore Brazil, where we showcased the vessel and highlighted her unique lifting capacity. The UNCLE JOHN devoted two-thirds of the quarter to the 2002 Deepwater coring campaign with alliance partner Fugro. Margins were below what we have come to expect from this vessel as we encountered unusually strong currents on a turnkey construction project. The ECLIPSE added $7.7 million to Q2 revenues and solid 21% margins performing a number of construction tasks (some bid for our saturation vessels) before mobilizing to Trinidad late in the quarter. The MYSTIC VIKING worked the entire quarter and the WITCH QUEEN the months of April and May supporting Horizon Offshore/Pemex in the Bay of Campeche. The Witch Queen returned to U.S. waters in June with the Mystic Viking following in early July. The INTREPID got out of the shipyard in time to lay the umbilicals at Nansen which enabled us to complete the long-running Nansen/Boomvang project. The job added $7.0 million to Q2 revenues but at the disappointing single-digit margins realized on the entire project. Although Q2 margins of our CANYON OFFSHORE robotics operation remained close to the targeted 30%, the ROV support market also softened during the quarter as revenues dropped from $11 million to $9 million. The ROV support vessel MERLIN was transferred to Canyon on April 1 and operated very effectively throughout the quarter. The newbuild NORTHERN CANYON, a chartered ROV support vessel, was delivered late in the quarter and deployed on a low-margin project given the excess capacity which exists in the North Sea.

o SHELF CONTRACTING: Revenues of the vessels dedicated to the OCS totaled $18.2 million in Q2, down 13% from the year ago period due to lower customer CAPEX budgets and a change in the mix of our barge operations. BARGE I had 68 days of utility, up from 49 in Q2 a year ago, yet all of the current work involved intercompany decommissioning projects for ERT where there is no income statement impact. We are able to work our salvage assets and personnel on the existing backlog of ERT abandonment projects in periods like Q2 when there is little demand in the decommissioning market. That demand is weak because a significant number of mature properties are included in offshore packages currently for sale. A bright note is that AQUATICA delivered revenues and margins almost identical with those of a year ago in what was then a demand-driven construction market. This performance highlights the strong market position Aquatica occupies in the shallow water.

o PRODUCTION PARTNERING: Energy Resource Technology (ERT) continued to demonstrate why it has been able to generate a 30% average annual return on capital for nearly a decade. Production of 3.5 BCFe was almost identical with volumes in Q2 a year ago. That exceeded our high side guidance of 3.1 BCFe, with the variance due principally to workover and well exploitation efforts at Vermilion 22 (our oldest field), and the Williams acquisition (which added 0.2 BCFe). The average natural gas price of $3.34 fell 26% below the $4.50 realized in Q2 of 2001. Our average oil price was $25.11 in contrast to $26.20 last year. In short, the $3.6 million decrease in oil and gas revenues between periods is solely a function of lower commodity prices. In June we completed the acquisition of the Williams offshore properties, the first significant sunset property purchase in two years. ERT continues to actively pursue the purchase of a number of significant mature properties which are available as a result of falling natural gas prices.

o FORECAST: In addition to softer than expected offshore construction markets, Q3 will witness four of our DP vessels out of service for regulatory inspection and/or completion of shipyard construction tasks. As a result, the accompanying appendix projects third quarter diluted EPS in a range of 22 to 26 cents.

Respectfully submitted,

   /s/ Owen E. Kratz          /s/ Martin R. Ferron      /s/ S. James Nelson, Jr.
-----------------------     -----------------------     ------------------------
Owen E. Kratz                   Martin R. Ferron          S. James Nelson, Jr.
Chairman                           President                 Vice Chairman
Chief Executive Officer      Chief Operating Officer

                          CAL DIVE INTERNATIONAL, INC.


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                COMPARATIVE CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                             Three Months Ended June 30,    Six Months Ended June 30,
                                             ---------------------------    -------------------------

(000's omitted, except per share data)          2002            2001            2002          2001
-----------------------------------------------------------------------------------------------------

Net Revenues:
     Subsea and Salvage                       $  59,660      $  32,577        $ 104,030     $  63,859
     Natural Gas and Oil Production
                                                 12,645         16,209           22,203        43,409
                                              -------------------------------------------------------
        Total Revenues                           72,305         48,786          126,233       107,268
Cost of Sales
     Subsea and Salvage                          48,826         22,928           86,516        48,098
     Natural Gas and Oil Production               6,294          8,944           11,414        19,998
                                              -------------------------------------------------------
Gross Profit                                     17,185         16,914           28,303        39,172
     Selling and Administrative                   6,191          4,863           12,497        10,470
     Interest (Income), net & Other                (105)           442               91           733
                                              -------------------------------------------------------
Income Before Income Taxes                       11,099         11,609           15,715        27,969
     Income Tax Provision                         3,885          4,063            5,500         9,789
     Minority Interest                                0              0                0          (140)
                                              -------------------------------------------------------
Net Income                                    $   7,214      $   7,546        $  10,215     $  18,320
                                              =======================================================
Other Financial Data:
     Depreciation and Amortization:
        Subsea and Salvage                    $   6,678      $   3,541        $  10,986     $   6,747
        Natural Gas and Oil Production            2,672          4,881            4,677        12,070
     EBITDA (1)                                  21,224         20,132           32,178        47,025
                                              =======================================================

Weighted Avg. Shares Outstanding:
     Basic                                       34,692         32,470           33,676        33,130
     Diluted                                     35,003         33,212           33,976        33,388
                                              =======================================================
Earnings Per Common Share:
     Basic                                    $    0.21      $    0.23        $    0.30     $    0.55
     Diluted                                  $    0.21      $    0.23        $    0.30     $    0.55
                                              =======================================================

(1) The Company calculates EBITDA as earnings before net interest expense, taxes, depreciation and amortization. EBITDA is a supplemental financial measurement used by CDI and investors in the marine construction industry in the evaluation of its business. EBITDA should not be considered as an alternative to net income, as an indicator of CDI's operating performance or as an alternative to cash flow as a better measure of liquidity.

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                     COMPARATIVE CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

ASSETS                                                            LIABILITIES & SHAREHOLDERS' EQUITY
(000'S omitted)                 June 30, 2002    Dec. 31, 2001                               June 30, 2002   Dec. 31, 2001
--------------------------------------------------------------------------------------------------------------------------
Current Assets:                                                    Current Liabilities:
     Cash and cash equivalents       $ 45,882        $  37,123          Accounts payable          $ 64,330        $ 42,252
     Accounts receivable               77,746           56,186          Accrued liabilities         22,150          21,011
     Other current assets              24,782           20,055          Current mat of L-T debt      4,365           1,500
--------------------------------------------------------------------------------------------------------------------------
Total Current Assets                  148,410          113,364     Total Current Liabilities        90,845          64,763

Net Property & Equipment:                                          Long-Term debt                  144,033          98,048
     Subsea and salvage               383,563          302,964     Deferred income taxes            61,727          54,631
     Natural gas and oil production    59,030           28,348     Decommissioning liabilities      41,137          29,331
Goodwill                               60,151           14,973     Redeemable stock in sub           7,688               0
Other Assets                           26,852           13,473     Shareholders' equity            332,576         226,349
--------------------------------------------------------------------------------------------------------------------------
Total Assets                         $678,006         $473,122     Total Liabilities & Equity     $678,006        $473,122
==========================================================================================================================

This report and press release include certain statements that may be deemed "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither statements of historical fact nor guarantees of future performance or events. Forward-looking statements involve risks and assumptions that could cause actual results to vary materially from those predicted. Among other things, these include unexpected delays and operational issues associated with turnkey projects, the price of crude oil and natural gas, weather conditions in offshore markets, changes in site conditions and capital expenditures by customers. For a more complete discussion of these risk factors, see our Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission. The Company strongly encourages readers to note that some or all of the assumptions upon which such forward-looking statements are based are beyond the Company's ability to control or estimate precisely and may in some cases be subject to rapid and material change.